Exhibit 10.1

APPENDIX A
Employer shall annually provide Employee with aggregate cash incentive compensation potential comprised of the following two components (collectively, the “Aggregate Cash Incentive Compensation Potential”) and weighted as a percentage of Employee’s Basic Salary as indicated below. For 2017, the Aggregate Cash Incentive Compensation Potential for Component 1 shall be based upon the achievement of threshold, target and maximum metrics, if applicable, for the objective Component times the applicable Weighted Percentage of Basic Salary as set forth below:

•	Achievement of a component “threshold” metric earns cash incentive compensation of fifty percent (50%) of the applicable Weighted Percentage of Basic Salary;

•	Achievement of a component “target” metric earns cash incentive compensation of one hundred percent (100%) of the applicable Weighted Percentage of Basic Salary; and

•	Achievement of a component “maximum” metric earns cash incentive compensation of one hundred and fifty percent (150%) of the applicable Weighted Percentage of Basic Salary[1].

With respect to Component 1, the cash incentive compensation for achievement (i) greater than the threshold metric and less than the target metric and (ii) greater than the target metric, but less than the maximum metric, shall be interpolated on a straight-line basis for actual results between the threshold metric and the target metric, or the target metric and the maximum metric, as applicable. Notwithstanding the above, the Compensation Committee, in its sole discretion, (x) may award cash incentive compensation to Employee for achievement that is less than the threshold metric and (y) may award additional cash incentive compensation to Employee for achievement in excess of the maximum metric. Any vesting metrics that vary from year to year will be set forth each year as an Appendix B.
1.Component 1 - Weighted Percentage 25%1 - Safety. Component 1 shall represent 25% of the Aggregate Cash Incentive Compensation Potential. Component 1 shall be based on a comparison of the Parent’s Total Recordable Incident Rate (“TRIR”) on a consolidated basis for the applicable calendar year compared to the Component 1 vesting metric set forth in the table below. The threshold and target metrics utilize the annual TRIR industry benchmarks for the International Association of Drilling Contractors (“IADC”) (for U.S. Waters), the Offshore Marine Service Association (“OMSA”), the International Support Vessel Owners’ Association (“ISOA”) and the International Marine Contractors Association (“IMCA”) based upon the latest available data as of the applicable time of determination of the cash incentive compensation; provided, however, that such TRIRs for the Parent, IADC, OMSA, ISOA and IMCA shall be calculated on a comparable basis using the same criteria and definitional formula. Recognizing that the Parent has historically outperformed these industry safety benchmarks, the maximum metric utilizes the Parent’s own trailing three-year average TRIR on a consolidated basis as a benchmark (which for periods prior to the sale of its Downstream segment, shall only include the Parent’s Upstream segment). The threshold, target and maximum metrics, if applicable, for this component are set forth in the table below.

2.Component 2 - Weighted Percentage 75%1 - Discretionary. Component 2 shall represent 75% of the Aggregate Cash Incentive Compensation Potential. Component 2 shall be determined at the sole discretion of the Compensation Committee of the Parent’s Board of Directors based on the performance of the Parent, on a consolidated basis, and Employee.

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The following table sets forth the "threshold", "target" and "maximum" metrics for the non-discretionary component for 2017.

Component	Threshold Metric (50%)	Target Metric (100%)	Maximum Metric (150%)
Safety	TRIR less than the lowest average of all four annual safety benchmarks for any year falling within the most recent three years compiled by IADC, OMSA, ISOA and IMCA	TRIR less than the lowest of any one of the four annual safety benchmarks for any year falling within the most recent three years compiled by IADC, OMSA, ISOA or IMCA	TRIR at least 10% less than the Parent's trailing three-year average TRIR

1 Effective January 1, 2017, Employee voluntarily agreed (as subsequently confirmed by the Compensation Committee) to the following modifications to certain elements of his Aggregate Cash Incentive Compensation Potential for the calendar year 2017:

1.	The number of objective components was reduced from three to one;

2.	The weighting of the objective and discretionary components was inverted from the previous levels of 75% and 25% to 25% and 75%, respectively; and

3.	The upside of the potential cash incentive compensation earned upon achievement of the maximum metric was capped at 150% (rather than at 200% as in prior years).
The understanding between the Compensation Committee and the Employee is that they will revisit these three modifications each year for the remaining period of the industry downturn.

ACKNOWLEDGED AND AGREED TO:

EMPLOYEE

By:

Name:

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HORNBECK OFFSHORE OPERATORS, LLC

By:

Name:

Title:

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